UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(b), (c) AND (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2
                               (AMENDMENT NO. 2)*

                             BEI TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   10316R108
                                 (CUSIP Number)

                                 JANUARY 1, 2000
             (Date of Event Which Requires Filing of this Statement)

                Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:

                                /_/ Rule 13d-l(b)

                                /X/ Rule 13d-l(c)

                                /_/ Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 2 OF 9 PAGES
---------------------------                               ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Hollybank Investment, LP
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)/_/
                                                                        (b)/X/
---------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                   ------- -----------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                1,202,160
                   ------- -----------------------------------------------------
                   ------- -----------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0

                   ------- -----------------------------------------------------
                   ------- -----------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           1,202,160
                   ------- -----------------------------------------------------
                   ------- -----------------------------------------------------

                   8       SHARED DISPOSITIVE POWER

                           0
                   ------- -----------------------------------------------------
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,202,160
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            /_/
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.0% (See Note 1)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
     Note 1 - This Percentage is based on 23,870,459 shares of Common Stock outstanding as of November 30, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 3 OF 9 PAGES
---------------------------                               ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Thistle Investment LLC
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)/_/
                                                                        (b)/X/
---------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                  ------- -----------------------------------------------------

                  5       SOLE VOTING POWER
    NUMBER OF
     SHARES               90,780
                  ------- ------------------------------------------------------
                  ------- ------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6       SHARED VOTING POWER
      EACH
    REPORTING             0

                  ------- ------------------------------------------------------
                  ------- ------------------------------------------------------
     PERSON
      WITH        7       SOLE DISPOSITIVE POWER

                          90,780
                  ------- ------------------------------------------------------
                  ------- ------------------------------------------------------

                  8       SHARED DISPOSITIVE POWER

                          0
                  ------- ------------------------------------------------------
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          90,780
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4% (See Note 1)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------- ----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 23,870,459 shares of Common Stock outstanding as of November 30, 1999.

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 4 OF 9 PAGES
---------------------------                               ----------------------


--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Dorsey R. Gardner
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)/_/
                                                                        (b)/X/
---------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------- ----------------------------------------------------------------------
                  ------- -----------------------------------------------------

                  5       SOLE VOTING POWER
    NUMBER OF
     SHARES               116,500 **Please refer to item 4, Page 6 for
                          disclaimer of beneficial ownership
                  ------- ------------------------------------------------------
                  ------- ------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6       SHARED VOTING POWER
      EACH
    REPORTING             0

                  ------- ------------------------------------------------------
                  ------- ------------------------------------------------------
     PERSON
      WITH        7       SOLE DISPOSITIVE POWER

                          116,500 **Please refer to item 4, Page 6 for
                          disclaimer of beneficial ownership
                  ------- ------------------------------------------------------
                  ------- ------------------------------------------------------

                  8       SHARED DISPOSITIVE POWER

                          0
                  ------- ------------------------------------------------------
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          116,500 **Please refer to item 4, Page 6 for
          disclaimer of beneficial ownership
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                             /X/
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.5% (See Note 1)**Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 23,870,459 shares of Common Stock outstanding as of November 30, 1999.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 5 OF 9 PAGES
---------------------------                               ----------------------


ITEM 1(A). NAME OF ISSUER:

           Dot Hill Systems Corp. (the "Company").

ITEM I(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        6305 El Camino Real, Carlsbad, CA 92009

ITEM 2(A). NAME OF PERSON FILING:

        The Persons filing this statement are Hollybank Investment, LP, a Delaware limited Partnership ("LP"), Thistle Investment LLC, a Delaware limited liability company ("LLC") and Dorsey R. Gardner, a general partner of LP and a managing member of LLC ("Gardner") and Timothy G. Caffrey, a general partner of LP and a managing member of LLC ("Caffrey").

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

        The business address of Gardner LLC and LP is P.O. Box 190240, Miami Beach, Florida 33119. The business address of Caffrey is One International Place, Suite 2401, Boston, Massachusetts 22110.

ITEM 2(C). CITIZENSHIP:

        Hollybank Investment, LP - Delaware
        Thistlek Investments LLC - Delaware
        Dorsey R. Gardner - U.S.A.
        Timothy G. Caffrey - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

        The title of the class of equity securities to which this statement relates is the Common Stock, par value $0.001 per share (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

        10316R108

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 6 OF 9 PAGES
---------------------------                               ----------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-L(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

(a)/_/  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)/_/  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)/_/  Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.
        78c);
(d)/_/ Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)/_/  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)/_/  An employee benefit plan or endowment fund in accordance with 13d- I
        (b)(I)(ii)(F);
(g)/_/ A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)/_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)/_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)/_/ Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. /X/

ITEM 4. OWNERSHIP:

        The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

        As of the date of this statement, LP is the beneficial owner of 1,202,160 Shares and LLC is the beneficial owner of 90,780 Shares. Each Gardner and Caffrey, as a general partner of LP and a managing member of LLC, may be deemed to beneficially own Shares beneficially owned by LP and LLC, respectively. Except to the extent of their interests as limited partners in LP and a member of LLC, Gardner and Caffrey expressly disclaim such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LP or LLC and covered by this statement.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 7 OF 9 PAGES
---------------------------                               ----------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 8 OF 9 PAGES
---------------------------                               ----------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 11, 2000

                            HOLLYBANK INVESTMENTS, LP


                            BY: /s/ Timothy G. Caffrey
                                   Timothy G. Caffrey
                                   General Partner

                            THISTLE INVESTMENT LLC


                            BY: /s/ Timothy G. Caffrey
                                    Timothy G. Caffrey,
                                    Managing Member

                            DORSEY R. GARDNER


                            BY: /s/ Timothy G. Caffrey
                                Timothy G. Caffrey, Attorney-in-Fact

                                /s/ Timothy G. Caffrey
                                Timothy G. Caffrey


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 10316R108                                       PAGE 9 OF 9 PAGES
---------------------------                               ----------------------


                                  EXHIBIT INDEX


99.1    Joint Filing Agreement - Filed herewith.

99.2 Power of Attorney - Incorporated by reference to Exhibit 99.2 to Amendment No. 1 to Schedule 13G filed electronically with the Commission on September 10, 1999 (Accession No. 0000898432-99-000685).